Exhibit 99.1

Enovis Announces Board Leadership Transition

CEO Matt Trerotola to be named Chair and Director Sharon Wienbar to become Lead Independent Director following retirement of current Chair Mitchell P. Rales at 2023 Annual Meeting

WILMINGTON, DE, March 15, 2023 (GLOBE NEWSWIRE)—Enovis™ Corporation (NYSE: ENOV), an innovation-driven, medical technology growth company, today announced that CEO Matt Trerotola will assume the additional position of Chair of the Board, effective following the Company’s 2023 Annual Meeting of Stockholders on May 16, 2023, when current Chair Mitchell P. Rales, who has informed the Board that he will not seek re-election at the Annual Meeting, will retire. At that time, current Enovis director Sharon Wienbar will become Lead Independent Director.

“I have had the pleasure of working with Mitch for much of my career at Danaher, Colfax and now Enovis, and I know he will stay close to us as he reduces his board commitments and devotes more time to his extensive philanthropic and other interests,” said Matt Trerotola. “I am honored to step into this expanded role and carry forward Mitch’s work by continuing to build on the strong momentum we have achieved. In the year since completing our spin, Enovis has made great progress toward our goals of achieving sustainable high-single-digit organic growth, expanding core margins, and investing in innovation. I look forward to partnering with Sharon and the other Directors as we continue to execute our strategic priorities and drive strong growth and value creation.”

“On behalf of the entire Board, I want to recognize and thank Mitch for his tireless work as Chair and countless contributions both to Enovis and Colfax before it,” said Sharon Wienbar. “Mitch has been instrumental in establishing Enovis as a focused independent company, and we’re deeply grateful for his leadership and guidance. I’m excited to continue working with Matt, the rest of the Board and the management team as we position Enovis for continuing growth and success.”

Mitchell Rales added, “It has been a privilege to help guide Enovis on its path to becoming a strong independent company and a medical technology leader. I’m very proud of the progress Enovis has made and have the utmost confidence that Matt, Sharon and the entire Board and management team will continue to drive growth and value for customers, patients, and shareholders well into the future.”

Following the retirement of Mr. Rales, the size of the Board will be reduced from 11 to 10 directors, and current independent director Angela Lalor will become Chair of the Compensation and Human Capital Management Committee (the “CHCM Committee”), succeeding current CHCM Committee Chair Ms. Wienbar, who will remain a member of the CHCM Committee.

ABOUT ENOVIS

Enovis Corporation (NYSE: ENOV) is an innovation-driven medical technology growth company dedicated to developing clinically differentiated solutions that generate measurably better patient outcomes and transform workflows. Powered by a culture of continuous improvement, global talent and innovation, the Company’s extensive range of products, services and integrated technologies fuels active lifestyles in orthopedics and beyond. The Company’s shares of common stock are listed in the United States on the New York Stock Exchange under the symbol ENOV. For more information about Enovis, please visit www.enovis.com.

Derek Leckow

Vice President, Investor Relations

Enovis Corporation

+1-302-421-1971

investorrelations@enovis.com